A SUBDIDIARY OF KABLE NEWS COMPANY, INC., Distribution Agreement

AGREEMENT made and entered into at New York, New York this ____9th____ day of _____October 2003_____ by and between EPIC MEDIA, INC., an OREGON corporation, whose place of business is at 15671 Village Drive, Lake Oswego, OR 97034 (hereafter PUBLISHER) and KABLE DISTRIBUTION SERVICES, INC. a Subsidiary of KABLE NEWS COMPANY, INC., an ILLINOIS corporation, whose place of business is at Mount Morris, Illinois, with its executive offices at 641 Lexington Avenue, New York, New York


1. DEFINITIONS

     (a) "Completion of Shipping" with respect to each issue of a Publication shall mean the date the PUBLISHER'S printer completed shipping all copies of such issue to Distributor's Sales Outlets in accordance with DISTRIBUTOR's shipping instructions as stated on the Printer's

          Completion Notice.

     (b) "Cover Price" with respect to each issue of a Publication shall mean the suggested retail selling price of such issue specified on the cover of each copy thereof.

     (c) "Distributor's Estimated Final Net Billings" with respect to each issue of a Publication shall mean DISTRIBUTOR's estimate of what the Net Billings of such issue will be at such time as when all Returns have been received from Distributor's Sales Outlets.

          (d) "Distributor's Sales Outlets" shall mean customers of DISTRIBUTOR.

     (e) "Net Billings" with respect to each issue of a Publication shall mean Publisher's Gross Billings with respect to such issue, less Return Credits with respect to such issue.

     (f) "Off-Sale Date" with respect to each issue of a Publication shall mean the On-Sale Date of such Publication's next issue, or such other date as designated by PUBLISHER and agreed to by DISTRIBUTOR, that all copies of such issue are scheduled to be removed from retail outlets for sale to the general public.

     (g) "On-Safe Date" with respect to each issue of a Publication shall mean the date as designated by PUBLISHER that such issue is scheduled to be placed in retail outlets for sale to the general public.

     (h) "Printer's Completion Notice" with respect to each issue of a Publication shall mean a notice delivered to DISTRIBUTOR and executed by an appropriate representative of the printer of such issue, which shall certify the specific number of copies of such issue shipped in accordance with DISTRIBUTOR's instructions, and the date of completion of such shipping.

     (i) "Publisher's Billing Price" with respect to each issue of a Publication shall mean the amount charged DISTRIBUTOR by PUBLISHER for each copy of such issue distributed hereunder.

     (j) "Publisher's Gross Billings' with respect to each issue of a Publication shall mean the product of Publisher's Billing Price with respect to such issue multiplied by the number of copies distributed hereunder in accordance with the Printer's Completion Notice with respect to such issue.

     (k) "Publication(s)" shall mean the title(s) listed on Schedule "A" including any "one-shots," annuals or titles derived therefrom, as amended from time to time to include any additional titles subsequently covered by the terms hereof as provided herein or as provided by agreement of the parties.

     (l) "RDA" shall mean a retail display allowance offered pursuant to a PUBLISHER authorized program to retailers engaged in the sale of PUBLISHER's Publication(s) for (i) each copy sold of each Publication and/or (ii) a specified position in a retailer sales fixture.

     (m) "Returns" with respect to each issue of a Publication shall mean any and all copies of such issue returned for credit by Distributor's Sales Outlets pursuant to Paragraph 9 hereof and for which DISTRIBUTOR has issued such a credit.

     (n) "Return Credit" with respect to each issue of a Publication shall mean the product of Publisher's Billing Price multiplied by the number of Returns of such issue.

     (o) Territory" shall mean the United States of America and all its possessions, all Any and Fleet Post Office designations, Canada and the rest of the world.

2. GRANT OF RIGHTS

PUBLISHER hereby gives and grants unto the DISTRIBUTOR, effective as of the date of this Agreement, and during the term hereof (and any renewal term thereof) the sole and exclusive right to purchase from PUBLISHER and to resell and distribute throughout the Territory, the Publication(s) of PUBLISHER, except that PUBLISHER reserves the right to sell copies thereof to individual subscribers at subscription prices. All purchases shall be subject to DISTRIBUTOR's right to receive Return Credits for Returns as set forth in Paragraph 9 hereof. This grant of rights shall survive the sale, assignment, transfer or other disposition of PUBLISHER's rights in and to the Publications, or the failure to publish same.

3. TERM

     (a) The term of this Agreement shall be for a period of four (4 ) years from the On-Sale Date of the first issue distributed hereunder and shall include all issues of all Publications whose scheduled On-Sale Date(s) are prior to the expiration of such period. This Agreement shall automatically continue for successive terms of equal length thereafter unless either party hereto shall give written notice of its, intention to terminate ("Notice of Termination") no less than ninety (90) days prior to the last day of any such term; such Notice of Termination to be sent by certified mail, return receipt requested, and addressed to the other party at its last known place of business.

     (b) the date of this Agreement and that the failure of the PUBLISHER to comply with this provision shall give DISTRIBUTOR the unequivocable right to terminate this Agreement upon ten (10) days written notice thereof.

     (c) Any and all of the respective rights and duties of the PUBLISHER and DISTRIBUTOR under this Agreement shall survive its termination with regard to copies of the Publication(s) distributed hereunder, the distribution of which had commenced before such termination.

     (d) Termination of this Agreement for any reason shall not affect any right of either party to receive any money owed by the other hereunder, the amount of which shall be calculated in the manner which would have otherwise been required hereby, absent such termination. Anything to the contrary in this Agreement notwithstanding, PUBLISHER shall not have the right to terminate this Agreement at any time that the PUBLISHER is indebted to the DISTRIBUTOR, for any reason whatsoever, without first reimbursing the DISTRIBUTOR to the full amount of such indebtedness.

4. PUBLISHER REPRESENTATIONS

     (a) PUBLISHER represents and warrants that (i) it is the sole and exclusive owner of all rights, including but not limited to, copyrights, titles, trademarks, tradenames, trade dress, logos, formats, in and to the Publication(s) (collectively the "Rights") and that such Rights are not subject to any liens or encumbrances of any nature; (ii) the Rights herein granted to DISTRIBUTOR have not been granted to any other person, firm, or corporation; (iii) it has the right and authority to enter into the Agreement and to perform the obligations hereunder to be performed by PUBLISHER; (iv) there are no existing contracts, agreements or other arrangements which in any way whatsoever prevent or interfere with the PUBLISHER's making and entering into this Agreement or performing hereunder; (v) that to the best of PUBLISHER's knowledge, there are no suits or proceedings pending or threatened against or affecting PUBLISHER which, if adversely determined, would impair the Rights herein granted to DISTRIBUTOR or prevent PUBLISHER from performing hereunder; (vi) and nothing contained in any Publication will be grounds for an action either to prevent distribution thereof or for damages by reason of the fact that the material contained therein is libelous, slanderous, obscene, invades any right of privacy, a violation of any copyright, trademark, or other personal property rights or for any reason whatsoever.

     (b) PUBLISHER represents and agrees that all issues of said Publication(s) shall substantially conform to the specimen copy(ies) or facsimile(s), or to any specifications or other descriptions, exhibited by PUBLISHER to DISTRIBUTOR, and approved by DISTRIBUTOR.

5. FIRST OPTION

DISTRIBUTOR shall have the first option to purchase from PUBLISHER, and to resell and distribute any and all additional periodicals) or publication(s) intended to be published by PUBLISHER and/or any of its principals, stockholders, officers and/or directors during the term of this Agreement (or any other renewal term thereof) on the same terms and conditions as set forth in this Agreement. PUBLISHER and/or the above named parties shall promptly notify the DISTRIBUTOR in writing of its (their) intention to publish and distribute any such additional publication(s), and DISTRIBUTOR shall within fifteen (15) days after receipt of said written notification advise of its willingness or refusal to distribute any such additional publication(s).

6.   NUMBER OF COPIES, COVER PRICE AND FREQUENCY

The Cover Price, the number of copies to be printed and the frequency of each issue of the Publication(s) shall be as PUBLISHER and DISTRIBUTOR shall mutually agree upon, and the PUBLISHER agrees to deliver, or promptly cause to be delivered, the specified number of copies of each issue of the Publication(s) with the assigned bipad number, Universal Product Code Symbol, Cover Price and the letter "K" imprinted on the front cover of each copy thereof to each and every Distributor's Sales Outlet designated by DISTRIBUTOR in accordance with D1STRIBUTOR's shipping instructions. PUBLISHER further agrees that only copies distributed by DISTRIBUTOR shall have the letter "K", the Universal Product Code Symbol, and the biped number assigned by DISTRIBUTOR imprinted on the front cover.

7. TRANSPORTATION AND RELATED COSTS

PUBLISHER shall pay all transportation costs, including without limitation, insurance costs, Canadian Goods and Service Tax (hereafter GST), import-export charges or tariffs and other duties, relating to the shipment of each issue of the Publication(s) to Distributor's Sales Outlets.

8. PUBLISHER'S BILLING PRICE, FOREIGN CURRENCY

     (a) The Publisher's Billing Price to DISTRIBUTOR shall be in accordance with the prices) set forth in Schedule "A"; provided, however, that upon any change in the Cover Price of a Publication, the Publishers Billing Price shall automatically be revised pro rata with respect to the issues with the changed Cover Price so that the ratio of Publisher's Billing Price to Cover Price shall remain consistent with that determined by reference to the prices then in effect in Schedule "A", which shall, following each change in Cover Price, be deemed amended with or without a written amendment as otherwise required by Paragraph 29(a).

     (b) All monies which may be due PUBLISHER pursuant to the terms of this Agreement shall be paid in United States dollars, and PUBLISHER will reimburse DISTRIBUTOR for any losses realized by DISTRIBUTOR, due to a difference in foreign exchange rates, including those of Canada, on monies received from Distributor's Sales Outlets in payment for Publication(s) distributed hereunder, and DISTRIBUTOR agrees to pay PUBLISHER any gains realized due to said difference. DISTRIBUTOR has the right to make any adjustments for foreign exchange rates prior to making any payment(s) to PUBLISHER.
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MISSING COPY ITEM 9.


     (a) DISTRIBUTOR has the option and is authorized to accept as Returns from Distributor's Sales Outlets whole copies, front covers, headings of front covers, and affidavits or statements of returns including those electronically transmitted, of the Publication(s). DISTRIBUTOR has the exclusive right to determine the method of return from Distributor's Sales Outlets. DISTRIBUTOR is specifically authorized by PUBLISHER to destroy or arrange for the destruction of said Returns at any time after receiving same in any manner deemed suitable by DISTRIBUTOR, unless at least thirty (30) days prior to the On-Sale Date of any particular issue of the Publicationfsl. PUBLISHER shall have given DISTRIBUTOR notice in writing of PUBLISHER's request that the Returns of said issue be held for thirty (30) days after date of Settlement with respect thereof so that PUBLISHER can audit said Returns at its own cost and expense. Said audit and count must be made by PUBLISHER during such thirty (30) day period at the particular place of storage thereof maintained by DISTRIBUTOR at such time. PUBLISHER agrees not to request more than one (1) audit per year per Publication unless, as a result of two (2) or more prior audits, substantial discrepancies were discovered by PUBLISHER.

     (b) In the event that DISTRIBUTOR has not received all Returns of any issue(s) distributed hereunder from any of the Distributor's Sales Outlets for any reason, including without limitation, that such outlets or that any one of them (i) are subject to the appointment of a receiver, or (ii) are adjudicated a bankrupt after filing of a petition of voluntary or involuntary bankruptcy, or (iii) are reorganized or managed by a trustee or committee of creditors under the Federal Bankruptcy Act, or (iv) are dissolved, terminated or no longer in business, or (v) are destroyed by fire, flood or other disaster, or (vi) are unable to return all unsold copies of any such issue due to strikes, lockouts, other labor disputes, bankruptcy or for any other reason, then DISTRIBUTOR shall be entitled to charge PUBLISHER for Returns from such Distributor's Sales Outlets, in an amount equal to the product of the average return percentage of the applicable Distributor's Sales Outlet(s) for such Publication(s) for the twelve (12) month period (or such lesser period if applicable) prior to the issue(s) for which DISTRIBUTOR has not received all Returns, multiplied by the number of copies received by said Distributor's Sales Outlet(s) for such issues(s).

     (c) In the event PUBLISHER desires to receive whole copy Returns, written notice of the quantities thereof desired, and the address to which such whole copy Returns shall be sent, shall be supplied to DISTRIBUTOR not less than thirty (30) days prior to the On-Sale Date of such issue. PUBLISHER shall pay DISTRIBUTOR at the rate of six ($.06) cents per copy for packing and handling costs for whole copy returns received by DISTRIBUTOR, and PUBLISHER shall reimburse DISTRIBUTOR for all direct costs incurred by DISTRIBUTOR, including all shipping costs, all container costs and all costs charged by Distributor's Sales Outlets, for arranging, receiving and delivering such whole copy Returns. Upon receipt of such written notice requesting whole copy Returns, the sole obligation of DiSTRIBUTOR in this regard shall be to make written request for the same from Distributor's Sales Outlets, it being understood and agreed that nothing herein contained shall require DISTRIBUTOR to take any other action with respect to such request. PUBLISHER represents and warrants that it will only use said whole copy Returns to fulfill subscription orders or for such other purpose that is mutually agreed upon between PUBLISHER and DISTRIBUTOR.

10. RDA

     (a) DISTRIBUTOR is authorized to offer on PUBLISHER's behalf PUBLISHER's RDA program and PUBLISHER agrees to be bound by the terms of its RDA program as offered by DISTRIBUTOR, including RDA Advance Payments pursuant to the KABLE ADVANCE RDA PAYMENT PROGRAM (`KARP") paid on PUBLISHER's behalf to participating retailers; said advance payments for KARP to be deducted from the Initial Advance Payment set forth in sub-paragraph 15(b). PUBLISHER further agrees to execute any necessary documents in connection therewith.

     (b) DISTRIBUTOR shall administer PUBLISHER's RDA program and PUBLISHER shall pay to DISTRIBUTOR on demand any and all amounts paid or due to be paid by DISTRIBUTOR on PUBLISHER's behalf to retailers participating in PUBLISHER's RDA program and KARP as administered by DISTRIBUTOR.

     (c) In consideration of the services performed by DISTRIBUTOR in administering PUBLISHER's RDA program, PUBLISHER will pay to DISTRIBUTOR a fee of forty-five ($.45) cents per issue per retailer for each payment made by DISTRIBUTOR on PUBLISHER's behalf to participating retailers.

     (d) Notwithstanding the provision of Paragraph 10(b), DISTRIBUTOR may decline to advance sums due to retailers participating in PUBLISHER's RDA Program and KARP in the event PUBLISHER becomes indebted to DISTRIBUTOR on an actual or estimated basis, or PUBLISHER refuses to pay DISTRIBUTOR for sums paid to retailers. In the event DISTRIBUTOR declines to pay retailers, PUBLISHER shall pay retailers directly.

11. DISCOUNTS AND ALLOWANCES

PUBLISHER shall pay DISTRIBUTOR for any and all discounts and allowances, which are in excess of DISTRIBUTOR's national billing discount for each Publication, made by DISTRIBUTOR to any of Distributor's Sales Outlets in locations where special labor conditions and/or other situations and conditions exist causing such discounts or allowances.

12. RISK OF LOSS; SHORTAGES. ETC.

Any loss, shortage, destruction of, or damage to copies of any issue(s) of each Publication, including, but not limited to, any loss, shortage, or damage to such copies as reported by DISTRIBUTOR's Sales Outlets and for which credits are claimed, or to any Returns as defined in Paragraph 9 hereof, shall at all times be at the risk of and be borne solely by PUBLISHER, and DISTRIBUTOR shall be entitled to charge PUBLISHER's account with DISTRIBUTOR for such copies, and same may be deducted by DISTRIBUTOR from any sums otherwise due PUBLISHER. The parties specifically agree that credits granted to DISTRIBUTOR's Sales Outlets by DISTRIBUTOR for shortages, lost or damaged copies shall be conclusive and binding upon the PUBLISHER, and upon PUBLISHER's written request DISTRIBUTOR shall furnish to PUBLISHER such information DISTRIBUTOR may have with respect to any loss, shortage, destruction or damage. The right and that DISTRIBUTOR shall assist PUBLISHED in the filing or sucn claims, in the event that DISTRIBUTOR shall recover any part of such loss, then the DISTRIBUTOR shall include same in Net Billings and shall charge PUBLISHER the DISTRIBUTOR's actual costs, including counsel fees and other expenses, incurred in recovering such loss; however, DISTRIBUTOR shall not be under any obligation to institute any action or proceeding for recovery of any such loss. In the event PUBLISHER recovers any part of such loss directly from the shipper, PUBLISHER will pay DISTRIBUTOR a sum equal to the amount DISTRIBUTOR would have earned if such recovery were included in Net Billings for such Pnblicatinn, on Me alternative. l!STRIRI IT(1P may rierirrrt crirh crrmc frnm env naymentc thereafter rir re PI IRI ISI-1 P nr charge PUBLISHER's account. PUBLISHER acknowledges and agrees that DISTRIBUTOR is not liable for any losses to copies of Publications or other materials stored at DISTRIBUTOR's warehouse(s) occasioned by fire, water damage, natural catastrophes, acts of God and/or theft, and that it is the obligation of the PUBLISHER to obtain insurance to cover any such loss at its own expense,

13. PROMOTION AND SOLICITATION COSTS

PUBLISHER shall at its own expense provide DISTRIBUTOR with reasonable quantities of promotional materials for DISTRIBUTOR's use. PUBLISHER shall pay DISTRIBUTOR for all direct costs in connection with all promotion and solicitation mailings, including those associated with PUBLISHER's RDA program, made for PUBLISHER's Publications. If PUBLISHER requests DISTRIBUTOR to incur advertising or promotional expenses on behalf of PUBLISHER or for any of the Publication(s), PUBLISHER shall pay DISTRIBUTOR for all such expenses. PUBLISHER agrees that in all trade press advertising pertaining to single copy circulation, it will include a phrase substantially as follows: "Exclusively (internationally) distributed by KABLE NEWS COMPANY, INC." Notwithstanding anything else in this Agreement to the contrary, for the first issue of each Publication, PUBLISHER shall pay all promotional and solicitation costs directly to the vendors or persons involved.

14. MISCELLANEOUS CHARGES

    PUBLISHER shall pay DISTRIBUTOR for the following charges:

     (a) Administration fee of two hundred ($200.00) dollars for each Audit Bureau of Circulation ABC State Circulation Analysis requested by PUBLISHER and fifteen hundred ($1,500.00) dollars for each ABC County Report requested by PUBLISHER.

     (b) Fee of one hundred and twenty-five ($125,00) dollars for producing a galley for any issue which is cancelled or for producing any additional shipping galleys occasioned by PUBLISHER's errors, omissions or failure to notify DISTRIBUTOR of changes on a timely basis.

     (c)  Any reshipment charges incurred by DISTRIBUTOR.

     (d) Any other charges or expenses incurred by DISTRIBUTOR specifically on PUBLISHER's behalf or for its Publication(s).

15. PAYMENTS TO PUBLISHER

DISTRIBUTOR shall pay PUBLISHER the Net Billings of each issue of each Publication distributed pursuant to this Agreement, less all credits to which DISTRIBUTOR shall be entitled, as follows:

     (a) "GST Advance Payment" paid on PUBLISHER's behalf to the Canadian government of an amount equal to the GST required to be paid with respect to such issue; said GST advance to be deducted from the Initial Advance Payment required in sub-paragraph 15(b) hereof, and the GST Advance shall be repaid by DISTRIBUTOR to PUBLISHER sixty (60) days after payment by DISTRIBUTOR of the Initial Advance Payment for such issue.

     (b) "Initial Advance Payment" of an amount equal to Sixty Percent (60 %) percent of Distributor's Estimated Final Net Billings with respect to such issue, less the GST Advance Payment for such issue and less a reasonable reserve for discounts and allowances pursuant to Paragraph 11, but not less than five percent (5%) of the PUBLISHER's Gross Billing for such issue, such reserve to be accounted for at the time of the Second Advance Payment under sub-paragraph 15

     (c), to be paid to PUBLISHER (10) ten days after DISTRIBUTOR's receipt of Completion Notice of Completion of Shipping, or on the actual On Sale Date, whichever later, for such issue and to continue this method of making Initial Advance Payments on subsequent issues If in DISTRIBUTOR's sole judgment the sales warrant them; DISTRIBUTOR's obligation to make such Initial Advance Payment being conditioned upon timely shipment by PUBLISHER of the particular issue to meet its scheduled On Sale Date, and that PUBLISHER is in compliance with all of the terms of this Agreement. Notwithstanding the foregoing, the "Initial Advance Payment" for the first issue of each Publication shall be Fifteen Percent (15%) of the Publisher's Gross Billings, less the GST Advance Payment for such issue and less a reasonable reserve for discounts and allowances pursuant to Paragraph 11, but not less than five percent (5%) of the PUBLISHER's Gross Billing for such issue. (c) "Second Advance Payment" of an amount equal to_______forty-five(45%) percent of Distributor's Estimated Final Net Billings with respect to such issue, less the aggregate amount of the Initial Advance Payment made by DISTRIBUTOR to PUBLISHER for such issue, the GST Advance Payment, and alf charges, allowances, discounts, other advances and other credits and reimbursements incurred or accrued to which DISTRIBUTOR shall be entitled,_________eighty (80) days after the Off-Sale Date of such issue of each Publication. If on the Second Advance Payment date of any Issue, the previous advances made by DISTRIBUTOR to PUBLISHER on that issue exceed the amount due as a result of the Second Advance Payment calculation, then DISTRIBUTOR may deduct such excess from any monies due or thereafter due PUBLISHER pursuant to this Agreement, or any other Agreement between the parties, or DISTRIBUTOR at its sole option may require PUBLISHER to pay DISTRIBUTOR for such excess within ten (10) days following DISTRIBUTOR's request thereof.

     (d) "Settlement Payment" of an amount equal to the Net Billings with respect to such issue, less the aggregate amount of all advance payments made by DISTRIBUTOR to PUBLISHER or for its account, and all charges, allowances, discounts and other credits or reimbursements incurred or accrued to which DISTRIBUTOR shall be entitled for such issue or which have been incurred or accrued by DISTRIBUTOR for other issues and which were not previously deducted, and any reserve DISTRIBUTOR, in its sole judgment, prepared by the DISTRIBUTOR________NINETY (90) days after the OFF-Sale date with respect to such XXXXXXX after to PUBLISHER together with the amount shown due, if any. In the event that the Publisher Statement indicates an amount due DISTRIBUTOR ("Overpayment"), then DISTRIBUTOR at its sole option may deduct such Overpayment from any monies due or thereafter due PUBLISHER, and/or require PUBLISHER to pay DISTRIBUTOR for such Overpayment on demand. Any Returns received and/or charges or credits incurred or accrued by DISTRIBUTOR with respect to any issue of PUBLISHER's Publication(s) subsequent to the preparation of the Publisher statement with respect to such issue of the Publication(s) shall be included as a credit to DISTRIBUTOR on any subsequent Publisher Statement and deducted from any monies thereafter payable to PUBLISHER, or DISTRIBUTOR at its option may require PUBLISHER to pay DISTRIBUTOR on demand for any such charges and credits. PUBLISHER agrees to accept any Publisher Statement from DISTRIBUTOR as an account stated and the items therein enumerated as true and correct, except as to any specific item or items appearing therein to which the PUBLISHER may object in writing within thirty (30) days from the date of the mailing of said Statement.

     (e)  If, at any time after an issue has been On-Sale for at least thirty
          (30) days, the DISTRIBUTOR, in its sole judgment, determines that the total of advance payments, disbursements, allowances, discounts and other credits incurred or accrued for which DISTRIBUTOR shall be entitled to reimbursement, are in excess of Distributor's Estimated Final Net Billings with respect to such issue, then DISTRIBUTOR may deduct any such excess from any payments thereafter due PUBLISHER, or DISTRIBUTOR at its option may require PUBLISHER, and PUBLISHER agrees, to pay DISTRIBUTOR for such excess within ten (10) days following DISTRIBUTOR's request thereof.

     (f) Nothwithstanding anything in this Agreement to the contrary, DISTRIBUTOR's may at any time withhold any funds otherwise due PUBLISHER and apply same to any monies due and owing to DISTRIBUTOR from PUBLISHER.

     (g) Notwithstanding anything in this Agreement to the contrary, DISTRIBUTOR may at any time withhold any funds otherwise due PUBLISHER and apply same to any monies due and owing to DISTRIBUTOR from PUBLISHER.

     (h)  No advances or other payments shall be payable by DISTRIBUTOR to
          PUBLISHER:

          (i) For any issue(s) for which DISTRIBUTOR has exercised its right not to distribute pursuant to Paragraph 19 hereof, or

          (ii) For any issue(s) following a party's exercise of its option to terminate pursuant to Paragraph 22(b) hereof, or

         (iii) For any issue(s) of any Publication if DISTRIBUTOR has reason to believe and has notified PUBLISHER that PUBLISHER has not published said issue in accordance with this Agreement, or if DISTRIBUTOR has reason to believe PUBLISHER will not continue to publish further issues of said Publication as provided for in this Agreement, or

          (iv) For the last two (2) issues of each Publication to be distributed by DISTRIBUTOR for PUBLISHER hereunder subsequent to the giving by either party to the other a Notice of Termination pursuant to Paragraph 3 of this Agreement.

     (h) Settlement Payment for the two (2) issues of each Publication immediately preceding the exercise of an option to terminate pursuant to Paragraph 22(b) and for any issues distributed thereafter, or for the two (2) issues immediately preceding a notice by DISTRIBUTOR pursuant to Paragraph 15(g)(iii), or for the last two (2) issues of each Publication to be distributed by DISTRIBUTOR under this Agreement following a Notice of Termination pursuant to Paragraph 3, shall be made by DISTRIBUTOR to PUBLISHER one hundred and eighty (180) days after the Off-Sate Date of the last issue of all Publication(s) being terminated. DISTRIBUTOR shall be entitled to withhold a reasonable reserve from the sum otherwise due PUBLISHER from the Settlement Payment of such last two (2) issues. Said reserve shall be in an amount equal to (I) DISTRIBUTOR's estimate of Return Credits for Returns yet to be received, (ii) DISTRIBUTOR's estimate of RDA claims yet to be received from retailers participating in PUBLISHER's RDA program as set forth in Paragraph 10 hereof, (iii) the amount which DISTRIBUTOR estimates will be needed to reimburse DISTRIBUTOR for charges, allowances and discounts to be made or given on behalf of PUBLISHER and, (iv) for such other credits for which DISTRIBUTOR will be entitled to be reimbursed, which will or may be incurred subsequent to the preparation of the Publisher Statement for such last two (2) issues. In the event that such reserve is insufficient, PUBLISHER agrees to pay DISTRIBUTOR any such sums within ten (10) days following DISTRIBUTOR's request thereof.

     (i) The parties agree that payment(s) for copies of Publications distributed to Distributor's Sales Outlets located outside the United States of America and Canada will be made ninety (90) days later than the dates indicated in Paragraphs 15(c), 15(d) and 15(h).

     (j) Any and all Overpayments shall be repaid by PUBLISHER to DISTRIBUTOR upon termination of this Agreement or at such time as DISTRIBUTOR shall have discontinued distributing, for any reason whatsoever, any Publication, or any particular issue of any Publication.

     (k) The respective obligations of PUBLISHER and DISTRIBUTOR under this Paragraph 15 shall survive the termination of this Agreement.

16. INDEMNIFICATION

     (a) PUBLISHER shall indemnify, hold harmless and promptly reimburse the DISTRIBUTOR, and Distributor's Sales Outlets and their retail outlets and all of their respective officers, directors, employees, agents and representatives (here collectively referred to as Indemnities), from and against any losses, damages, fines, judgments, expenditures, claims, reasonable counsel fees, legal and court expenses, bond and bail charges and premiums, as well as any and all other costs of any kind or nature, resulting from defending or settling any claims, civil or criminal actions or proceedings and/or supplementary proceedings, or in connection with any inquiries, proceedings or actions by any federal, state, local and/or any other governmental agencies or authorities (collectively 'Claims') which in anyway relate to, or arise from or by reason of: (i) the title, contents or any printed matter contained within any of the Publication(s), including, but not limited to, editorial contents, photographs, pictures, cartoons, caricatures, drawings or other artwork, advertisements, and classifieds, whether contained on any cover, or any page or advertisement contained in or for said Publication(s), or any promotional material for PUBLISHER or the Publication(s); (ii) the breach or alleged breach of any of PUBLISHER's representations and warranties contained in Paragraph 4 of this Agreement, (iii) any services performed, or terms or programs offered by DISTRIBUTOR pursuant to the specific request of PUBLISHER, or pursuant to incorrect information supplied by PUBLISHER, or (iv) any other act of PUBLISHER relating to or affecting the distribution or sale of the Publication(s) or the services performed by any of the Indemnities in connection with the Publications.

     (c) Expense to (i) retain counsel of its own choosing for itself and/or DISTRIBUTOR's Sales outlets and/or retain XXXXX the retention of counsel by Distributor's Sales Outlets and/or retail outlets. If PUBLISHER shall also be named a party thereto, PUBLISHER shall have the right to its own counsel at its expense. DISTRIBUTOR shall give PUBLISHER notice of any such suits, proceedings, actions, claims or demands as soon as practicable after receipt of same.

     (d) PUBLISHER agrees that PUBLISHER shall have no right to compromise or settle any Claim in which DISTRIBUTOR is named unless DISTRIBUTOR is given ten (10) days notice and such compromise or settlement shall result in a full and final release of all Claims against DISTRIBUTOR.

     (e) During the dependency of any such Claim, DISTRIBUTOR may withhold payments as security, to the extent reasonably necessary, which otherwise would be due to the PUBLISHER under this or any other agreement between PUBLISHER and DISTRIBUTOR. DISTRIBUTOR may apply the payments so withheld to satisfy in whole or in part, PUBLISHER'S obligations under this Paragraph 16.

     (f) PUBLISHER will name DISTRIBUTOR as an additional named insured under any PUBLISHER'S liability insurance carried by PUBLISHER and will deliver a certificate of such insurance to DISTRIBUTOR.

     (g) PUBLISHER's obligations hereunder shall survive the termination of this Agreement.

17. GALLEYS AND SHIPPING INSTRUCTIONS DISTRIBUTOR shall supply the PUBLISHER, or at PUBLISHER'S request, its printer or forwarding agent with one set per issue of shipment galleys, shipping instructions and labels designating the names and addresses of Distributor's Sales Outlets specifying the number of copies of each issue of each Publication to be sent to each of them or computer tapes containing such information or electronically transmit such information, sufficiently in advance of the Completion of Shipping with respect to such issue so that such issue can be shipped to arrive at Distributor's Sales Outlets receiving point(s) prior to the On-Sale Date of such issue.

18. ACCESS TO RECORDS DISTRIBUTOR shall give PUBLISHER or its duly authorized representatives, during business hours, reasonable access to DISTRIBUTOR's draw, sale and Return figures relating to each issue of the Publication(s) and other necessary records in support of all items of charges and credits made by DISTRIBUTOR to PUBLISHER pursuant to this Agreement, and shall permit PUBLISHER at its own cost and expense reasonable access, to inspect and make copies of the same; said records to be maintained for a period of twelve (12) months following the Off-Sale Date of each issue of each Publication,

19. DISTRIBUTOR'S RIGHT TO REFUSE DISTRIBUTION Anything to the contrary in this Agreement notwithstanding, the DISTRIBUTOR may at any time, without prior notice, and without incurring any liability thereof, refuse to distribute any issue(s) of any Publication(s) covered by this Agreement, or at its option exercise the right to terminate this Agreement, if it comes to the attention of DISTRIBUTOR that such issue(s) may contain libelous, obscene or indecent material, or invade any person's right of privacy or other personal right, or infringe a copyright or trademark owned by a third parry, or contain any matter of any kind that is in violation of law, or if such Publication shall be refused the use of the mails by the United States Postal Service or such public corporation as may then exist for the handling of mail, or if any such issue is refused entry into the United States or Canada. In the event DISTRIBUTOR refuses distribution hereunder with respect to an issue of a Publication no payments shall be due PUBLISHER under Paragraph 15 with respect to such issue. Distribution of any issue of any Publication(s) covered by this Agreement or receipt of promotional copies does not and shall not establish nor constitute knowledge or approval by the DISTRIBUTOR of the contents of such issue. The PUBLISHER is aware that DISTRIBUTOR does not regularly, and is not obligated, to examine or pass upon any issues of the Publication(s). Nothing contained in this Paragraph 19 shall affect any rights of DISTRIBUTOR under Paragraph 16.

20. FORCE MAJEURE Neither party shall be liable for any damage due to causes beyond its control, including but not limited to, acts of civil or military authority, orders, rules or other actions by appropriate regulatory authorities, labor difficulties, fire, flood, power failure, or other natural or human catastrophes, acts of God, national emergencies, quarantine, insurrection, riots and failure of transportation and equipment, nor shall any of the above be deemed a default by either party.

21. RELATIONSHIP OF PARTIES It is understood and agreed that the relationship between PUBLISHER and DISTRIBUTOR is that of creditor and debtor. All monies paid by, or due and owing from Distributor's Sales Outlets for copies of said Publication(s) not returned to DISTRIBUTOR, are and shall at all times belong to and remain the absolute property of the DISTRIBUTOR. It is further agreed that DISTRIBUTOR is not the agent of the PUBLISHER except in connection with any services performed pursuant to Paragraph 10 of this Agreement, nor is PUBLISHER the agent of DISTRIBUTOR. Further, this Agreement does not constitute and shall not be construed as constituting a partnership of joint venture between PUBLISHER and DISTRIBUTOR. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, except as otherwise specifically set forth herein, and nothing herein contained shall give, or is intended to give, any right of any kind whatsoever to any third persons.

22.  ASSIGNMENT, TRANSFERS AND SALE OF RIGHTS, ETC.


     (a) PUBLISHER may not assign this Agreement or any rights thereunder to any other person, firm or corporation without the prior written consent of the DISTRIBUTOR; provided, however, nothing herein contained shall be construed to prevent PUBLISHER from assigning any right to receive any advance(s) or payment(s) which the DISTRIBUTOR may make to the PUBLISHER under this Agreement to any such assignment shall be on a form provided by DISTRIBUTOR and shall expressly state therein that at all times the same subject and subordinate in all respects to any and all of the rights of DISTRIBUTOR under this Agreement and under any other agreement between PUBLISHER and DISTRIBUTOR , and provided further that a copy of such assignment shall be first submitted and approved by DISTRIBUTOR at least forty (40) days prior to the On-Sale Date of the particular issue. PUBLISHER agrees to pay DISTRIBUTOR a thirty-five ($35.00) dollar administration fee for each assignment processed by DISTRIBUTOR, payable at the time the assignment is delivered to DISTRIBUTOR.

     (b) Either party hereto may terminate this Agreement at any time during the term hereof in the event that the other party shall make a general assignment for the benefit of creditors, have a receiver appointed of its assets, be adjudicated a bankrupt, make a petition for reorganization, or take advantage of any insolvency statute. However, should any of the foregoing events occur with respect to PUBLISHER, DISTRIBUTOR may elect to continue this Agreement without payment of any advances otherwise due under Paragraph 15(a) and 15(b).

     (c) In the event PUBLISHER enters into an agreement to (i) sell, transfer or dispose of all or substantially all of the assets of PUBLISHER, or
          (ii) sell, transfer, assign, license or otherwise relinquish or dispose of any of its rights to any or all of the Publication(s) or their title(s) or trademark(s) covered under, or distributed pursuant to, this Agreement, to a third party (hereinafter 'Acquiring Party"), then PUBLISHER guarantees that any such agreement between PUBLISHER and Acquiring Party shall contain a provision requiring, (x) at DISTRIBUTOR's option, that either any such Acquiring Party be bound by and enter into an agreement assuming all the terms and conditions of this Agreement, relating to the title or titles acquired, including any liabilities to DISTRIBUTOR hereunder, or in the alternative, that the Acquiring Party enter into a New Distribution Agreement with DISTRIBUTOR under the same terms and conditions of this Agreement for a term equal to the then remaining term of this agreement, and (y) that the DISTRIBUTOR be named as a third party beneficiary with regard to that required provision. However, any such sale, transfer, assignment or license, or the entering into of a New Distribution Agreement, shall not relieve PUBLISHER of any existing or estimated obligation or liability to DISTRIBUTOR, or any subsequent obligation or liability if same concerns Publications distributed prior to such sale, transfer, assignment or license (hereafter "Continuing Obligations"). Any existing obligation together with any DISTRIBUTOR's estimate of any sums to be owed, shall be paid by PUBLISHER prior to such sale, transfer, assignment or license of any Publications. Any continuing obligations of PUBLISHER shall be paid by PUBLISHER to DISTRIBUTOR upon demand.

     (d) DISTRIBUTOR has the right to require that any proceeds to be paid by an Acquiring Party to PUBLISHER should first be paid to DISTRIBUTOR to satisfy any sums owed or estimated to be owed to DISTRIBUTOR by PUBLISHER hereunder. (d) DISTRIBUTOR may not assign this Agreement or any rights hereunder to any other person, firm or corporation without the prior written consent of the PUBLISHER, except in connection with the sale or transfer of all or substantially all of the assets of DISTRIBUTOR.

23. ONE -- SHOTS AND/OR ANNUALS

     Any one-shots and/or annuals derived from any of the Publication(s) as may hereafter be published shall be included in this Agreement on the same terms and conditions as set forth herein. Notwithstanding the foregoing, in the event the DISTRIBUTOR wishes to change the amount and/or timing of advance payments and the timing of Settlement, the parties hereby agree to negotiate in good faith as to the amount ano timing or sucn payments.

24. WAREHOUSING

     In the event that any Publication(s) or other materials of PUBLISHER are stored at DISTRIBUTOR's warehouse(s), PUBLISHER agrees to pay DISTRIBUTOR its handling and storage costs as they may be increased from time to time. DISTRIBUTOR reserves the right to limit the amount of space allotted to PUBLISHER. PUBLISHER agrees to remove any Publication(s) or other material from DISTRIBUTOR's premises upon thirty (30) days notice. In the event PUBLISHER does not remove its property within such thirty (30) day period, DISTRIBUTOR may remove and dispose of same as it sees fit at PUBLISHER's expense. Nothing contained in this Paragraph 24 shall affect PUBLISHER's risk of loss as set forth in Paragraph 12.

25. NOTICES

     Except as otherwise specifically provided herein, all notices permitted or required hereunder shall be in writing and shall be given by receipted personal delivery, registered or certified mail, or Federal Express (or similar overnight delivery service), at the respective addresses set forth below, or at such other address or addresses as may be designated by either party. Such notices shall be deemed given when mailed or delivered to the post office or such overnight delivery service, except that a notice of change of address shall be effective only from the date of its receipt. A copy of each notice shall be sent simultaneously to:

     TO DISTRIBUTOR:                         with a copy to:                             TO PUBLISHER:
     Kable Distribution Services, Inc.       Kable News Company, Inc.                    Epic Media, Inc.
                                                                                         -------------------------
      a Subsidiary of KNC                     Attention: Vice President of Finance        Attention: President
     Attention: President                    16 South Wesley Avenue                      15671 Village Drive
                                                                                         -------------------------
     641 Lexington Avenue                    Kable Square
     New York, NY 10022                      Mount Morris, IL 61054                      Lake Oswego, OR 97034
                                                                                         -------------------------

     and/or to such other person(s) or address(es) as such parties shall designate to the other by written notice.



26. NON-DISCLOSURE

     (a) The parties each acknowledge that the terms and conditions contained in this Agreement constitute confidential business information, and that therefore, each agree that they, their representatives, agents and employees will not disclose the terms and conditions of this Agreement to any person or organization except as otherwise provided in subparagraph (b) of this Paragraph 26.

     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 26 to the contrary,

          (i) Either party may disclose the provisions of this Agreement to any potential purchaser, assignee, or licensee of any Publication or other asset of such party or to underwriters, accountants, lawyers, bankers or other lenders, or such other party or parties as such party may reasonably require in the ordinary course of business; provided that such potential purchaser, assignee, licensee, underwriter, accountant, lawyer, banker or other lender, or other party agree in writing to hold the provisions of this Agreement confidential in the same manner as required by the terms of this Paragraph 26; and

          (ii) Either party may disclose the existence or provisions of this Agreement if required to do so by any court order or subpoena, or if in the reasonable opinion of its counsel it is required to do so by any state or Federal securities or other law or regulation; and

          (iii) Either party may disclose the existence or any provisions of this Agreement if information ad been disclosed.

27. CONSTRUCTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and fully performed therein. The courts of New York (state and federal) will have exclusive jurisdiction over any controversies regarding this Agreement: any action or proceeding which involves such a controversy will be brought only in those courts, in New York County. Any process in any such action or proceeding may, among other methods, be served by delivery or certified mail, return receipt requested. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York.


28. HEADINGS

The headings in this agreement are for convenience or reference only, and shall not limit or otherwise affect the meaning hereof.

29. GENERAL

     (a) No waiver of any breach of this agreement shall be held to be a waiver of any other or subsequent breach. No waiver, modification or cancellation of any term or condition of this Agreement or any amendment thereto shall be effective unless executed in writing by the party to be charged. All remedies afforded by this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

     (b) in the event that the date on which any payment is to be made under this Agreement is a Saturday, Sunday, or legal holiday, the payment shall be made on the next business day thereafter.

     (c) This Agreement shall be binding upon the parties hereto and their respective legal representatives, heirs, successors and assigns.

     (d) No oral or other representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement supersedes all existing agreements by and between the parties hereto and constitutes final expression of their agreement with respect to the subject matter hereof and is a complete and exclusive statement of the terms thereof.

     (e) The Schedules attached to this Agreement are incorporated into and hereby made a part hereof.

IN WITNESS WHER OF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as the day and year first written above.


        EPIC MEDIA, INC.


John Yeung
--------------------------------
*PUBLISHER

By: /s/ Nicholas A. Gzuczko        10/10/03
--------------------------------------------
(Print Name and Title)              (Date)


KABLE DISTRIBUTION SERVICES, INC. a Subsidiary of KABLE
NEWS COMPANY, INC. "DISTRIBUTOR"

By: Morace M. Smith
--------------------------------------------------------
Morace M. Smith-Vice President, Client Services

(PRINT NAME AND TITLE)                        (DATE)



                            SCHEDULE "A"


                                                            PUBLISHER'S
TITLE                  FREQUENCY          COVER PRICE       BILLING PRICE
------                 ---------          -------------     -------------
                                          U.S.  CANADA       U.S.  CANADA
                                          ------------      -------------
EVERYTHING FOR MEN     MONTHLY            $5.00  $8.00       $2.50   $4.00

EVERYTHING FOR WOMEN   MONTHLY            $5.00  $8.00       $2.50   $4.00